Exhibit 3.1

RESTATED BYLAWS

of

PERRIGO COMPANY

As amended through June 1, 2009

RESTATED BYLAWS OF PERRIGO COMPANY

ARTICLE I.

OFFICES

The registered office of the Corporation shall be in the City of Allegan, County of Allegan, State of Michigan.

The Corporation may also have offices at such other places within or without the State of Michigan as the Board of Directors may from time to time determine.

ARTICLE II.

SHAREHOLDERS

Section 1 - Place of Meeting

Except as other wise provided by applicable law, the Board of Directors may designate any place either within or without the State of Michigan, as the place of meeting for any annual meeting of shareholders or for any special meeting of shareholders. If no designation is made the place of meeting shall be the registered office of the Corporation in the State of Michigan.

Section 2 - Annual Meeting

The annual meeting of shareholders shall be held on such date and at such time and place as shall be selected by the Board of Directors, for the purpose of electing directors and for the transaction of such other business as may properly be brought before the meeting.

Section 3 - Special Meeting

A special meeting of shareholders may be called at any time by the Chairman of the Board, the President or a majority of the total number of directors which the Corporation would have if there were no vacancies (the “Whole Board of Directors”).

Section 4 - Notice of Meeting

Written notice of the place, date, hour and purposes of each meeting of shareholders shall be given to the holders of record of the shares of capital stock of the Corporation entitled to vote at the meeting by mailing, postage prepaid, or delivering in person such notice not later than 10 nor more than 60 days before the date of such meeting to each such holder at the address designated by him or her for that purpose or, if none is designated, at his or her last known address. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid, addressed to the shareholder at his or her address as it appears on the stock transfer books of the Corporation. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Meetings may be held without notice if all shareholders entitled to vote are present, or if notice is waived by those not present in accordance with Article VI of these Bylaws.

Any previously scheduled meeting of shareholders may be postponed, and except as otherwise provided by applicable law, any special meeting of shareholders may be cancelled by resolution of the Board of Directors upon public notice given prior to the date previously scheduled for such meeting of shareholders.

If a meeting of shareholders is adjourned to another time or place, it shall not be necessary to give notice of the adjourned meeting if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken and only such business is transacted at the adjourned meeting as might have been transacted at the original meeting; provided that, if after the adjournment the Board of Directors fixes a new record date for the adjourned meeting, notice of the adjourned meeting shall be given to each shareholder of record on the new record date.

Section 5 - Quorum; Adjournment

At all meetings of shareholders there shall be present in person or by proxy holders of a majority of the shares entitled to vote at the meeting in order to constitute a quorum. From time to time and whether or not there is such a quorum, the Chairman of the meeting or the holders of a majority of the shares entitled to vote at the meeting present in person or by proxy, without notice other than announcement at the meeting of the time and place to which the meeting is adjourned, may adjourn the meeting to such time and place, subject, however, to the provisions of the proviso last set forth in Section 4 of this Article II of these Bylaws. The shareholders present at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

The Chairman of any meeting of shareholders shall be the Chairman of the Board, unless the Board of Directors shall by resolution prior to such meeting designate another person as Chairman of such meeting.

Section 6 - Voting

At each meeting of shareholders, each shareholder present in person or represented by a valid proxy that satisfies the requirements of Section 8 of this Article II of these Bylaws shall be entitled to one vote for each share of common stock registered in his or her name on the books of the Corporation at the record date determined in accordance with Section 5 of Article V of these Bylaws. The voting rights, if any, of preferred stock will be established by the Board of Directors in the designation of the preferred stock. To the extent that voting rights are granted to any series of preferred stock outstanding, the holders of shares of such series of preferred stock on the books of the Corporation at the record date determined in accordance with Section 5 of Article V of these Bylaws shall be entitled to vote at the meeting of shareholders in accordance with their voting rights set forth in the designation.

Election of directors at all meetings of the shareholders at which directors are to be elected shall be by ballot, and, subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, a plurality of the votes cast thereat shall elect directors. In all matters other than the election of directors, when an action is to be taken by vote of the shareholders, it shall be authorized by a majority of the votes cast by the holders of shares entitled to vote thereon, unless a greater plurality is required by the Articles of Incorporation or by applicable law.

No shareholder may participate in a meeting of shareholders by a conference telephone or by other similar communications equipment, and any shareholder attempting to so participate in any meeting of shareholders shall be deemed not to be present in person at such a meeting.

Section 7 - Inspection of Shareholders List

The Corporation shall keep at the office of its transfer agent, within or without the State of Michigan, records containing the names and addresses of all shareholders, the number of shares held by each, and the dates when they respectively became holders of record thereof. A person who is a shareholder of record of the Corporation, upon at least ten days’ written demand, may examine for any proper purpose, in person or by agent or attorney, during usual business hours, the record of shareholders and make extracts therefrom, at such place, within or without the State of Michigan, as such records are kept.

The officer or agent of the Corporation having charge of the stock transfer books for shares of the Corporation shall make and certify a complete list of the shareholders entitled to vote at a shareholders’ meeting or any adjournment thereof. Such list shall be produced at the time and place of the meeting and shall be subject to inspection by any shareholder during the whole time of the meeting.

Section 8 - Proxies

Any shareholder entitled to vote at a meeting of shareholders may authorize other persons to act for him or her by proxy; but no proxy shall be exercised after three years from its date unless otherwise specifically provided in the proxy.

Without limiting the manner in which a shareholder may authorize another person or persons to act for him or her as proxy pursuant to these Bylaws, the following methods constitute a valid means by which a shareholder may grant authority to another person to act as proxy:

(A)	The execution of a writing authorizing another person or persons to act for the shareholder as proxy. Execution may be accomplished by the shareholder or by an authorized officer, director, employee, or agent signing the writing or causing his or her signature to be affixed to the writing by any reasonable means including, but not limited to, facsimile signature.

(B)	Transmitting or authorizing the transmission of a telegram, cablegram, or other means of electronic transmission to the person who will hold the proxy or to a proxy solicitation firm, proxy support service organization, or similar agent fully authorized by the person who will hold the proxy to receive that transmission. Any telegram, cablegram, or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram, or other electronic transmission was authorized by the shareholder. If a telegram, cablegram, or other electronic transmission is determined to be valid by the inspectors, they or, if there are no inspectors, the persons making the determination shall specify the information upon which they relied.

(C)	A copy, facsimile telecommunication, or other reliable reproduction of the writing or transmission created pursuant to this Section 8 may be substituted or used in lieu of the original writing or transmission for any purpose for which the original writing or transmission could be used, if the copy, facsimile telecommunication, or other reproduction is a complete reproduction of the entire original writing or transmission.

Proxies shall be delivered or directed to the attention of the Secretary of the Corporation before the meeting at which such proxies are intended to be voted.

Section 9 - Inspectors of Election; Opening and Closing the Polls

The Board of Directors, in advance of a shareholders’ meeting, may appoint one or more inspectors to act at the meeting or any adjournment thereof. If inspectors are not so appointed, the Chairman of such meeting may, and on request of a shareholder entitled to vote thereat shall, appoint one or more inspectors. In case a person appointed fails to appear or act, the vacancy may be filled by appointment made by the Board in advance of the meeting or at the meeting by the Chairman of such meeting.

The inspectors shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, or ballots, hear and determine challenges and questions arising in connection with the right to vote, count and tabulate votes, or ballots, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all shareholders. On request of the Chairman of the meeting or a shareholder entitled to vote thereat, the inspectors shall make and execute a written report to the Chairman of the meeting of any of the facts found by them and matters determined by them. The report is prima facie evidence of the facts stated and of the vote as certified by the inspectors.

The Chairman of the meeting (or his of her designee) shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the shareholders will vote at a meeting.

Section 10 - Notice of Shareholder Business and Nominations

(A)	Annual Meetings of Shareholders.

(1) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders (a) pursuant to the Corporation’s notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any shareholder of the Corporation who (i) is a shareholder of record at the time of giving of notice provided for in this Section 10(A) of this Article II of these Bylaws and at the time of the annual meeting of shareholders, (ii) is entitled to vote at the meeting and (iii) complies with the notice procedures as to such business or nomination set forth in this Section 10(A) of this Article II of these Bylaws. Clause (c) of this paragraph shall be the exclusive means for a shareholder to make nominations or submit other business (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and included in the Corporation’s notice of meeting) before an annual meeting of shareholders.

(2) For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (c) of Section 10(A)(1) of these Bylaws, the shareholder must have given timely notice of such nomination or other business in writing to the Secretary of the Corporation, and such other business must otherwise be a proper matter for shareholder action under Michigan corporate law. To be timely, a shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the 70th day nor earlier than the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the later of the 70th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a shareholder’s notice as described above.

(3) To be in proper form, a shareholder’s notice to the Secretary must set forth:

(a) the following as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or business proposal is made:

(i) the name and address of such shareholder, as they appear on the Corporation’s books, and of such beneficial owner;

(ii) the class and number of shares of the capital stock of the Corporation that are owned beneficially and of record by such shareholder and such beneficial owner as of the date of such notice (which information shall be supplemented by such shareholder and beneficial owner not later than 10 days after the record date for the meeting to disclose such ownership as of the record date);

(iii) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of such notice by, or on behalf of, the shareholder or beneficial owner, or any of their affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the shareholder or beneficial owner, or any of their affiliates or associates, with respect to shares of stock of the Corporation, and a representation that the shareholder or beneficial owner will notify the Corporation in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed; and

(iv) any other information relating to such shareholder and beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and

(b) the following if the notice relates to any business other than the nomination of a director that the shareholder proposes to bring before the meeting:

(i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and

(ii) a description of all agreements, arrangements and understandings between such shareholder and beneficial owner and any other person or persons (including their names) in connection with the proposal of such business by such shareholder; and

(c) the following as to each person whom the shareholder and beneficial owner, if any, proposes to nominate for election or re-election as a director:

(i) the name, age and business and residential address of such person;

(ii) the principal occupation or employment of such person;

(iii) the number of shares of capital stock of the Corporation beneficially owned by such person;

(iv) a statement that such person is willing to be named in the proxy statement as a nominee and to serve as a director if elected;

(v) such other information regarding such person that would be required to be included under the proxy solicitation rules of the U.S. Securities and Exchange Commission had the Board of Directors of the Corporation nominated such nominee; and

(vi) an undertaking to provide such other information as the Corporation may reasonably require to determine the eligibility of such person to serve as an independent director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such person.

(4) Notwithstanding anything in the second sentence of Section 10(A)(2) of this Article II of these Bylaws to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this Section 10(A) of this Article II of these Bylaws shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(B)	Special Meetings of Shareholders.

(1) Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders only if directors are to be elected at such meeting pursuant to the Corporation’s notice of meeting.

(2) To be properly brought before a special meeting, nominations of persons for election to the Board of Directors must be made (a) by or at the direction of the Board of Directors or (b) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any shareholder of the Corporation who (i) is a shareholder of record at the time of giving of notice provided for in this Section 10(B) of this Article II of these Bylaws and at the time of the special meeting, (ii) is entitled to vote at the meeting and (iii) complies with the notice procedures set forth in this Section 10(B) of this Article II of these Bylaws. Clause (b) of this paragraph shall be the exclusive means for a shareholder to make nominations for a director before a special meeting of shareholders.

(3) For nominations to be properly brought before a special meeting by a shareholder pursuant to clause (b) of the preceding paragraph, the shareholder must have given timely notice of the nomination in writing to the Secretary of the Corporation in the form required by Section 10(A)(2) of this Article II of these Bylaws. To be timely, a shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the 90th day prior to such special meeting and not later than the later of the 70th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a shareholder’s notice as described above.

(C)	General.

(1) Only such persons who are nominated in accordance with the procedures set forth in this Section 10 of this Article II of these Bylaws shall be eligible to be elected at a meeting of shareholders to serve as directors, and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 10 of this Article II of these Bylaws. Except as otherwise provided by applicable law, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 10 of this Article II of these Bylaws and, if any proposed nomination or business is not in compliance with this Section 10 of this Article II of these Bylaws, to declare that such defective proposal or nomination shall be disregarded.

(2) For purposes of this Section 10 of this Article II of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15 (d) of the Exchange Act and the rules and regulations promulgated thereunder.

(3) Notwithstanding the foregoing provisions of this Section 10 of this Article II of these Bylaws, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 10 of this Article II of these Bylaws. Nothing in this Section 10 of this Article II of these Bylaws shall be deemed to affect any rights (i) of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of preferred stock to elect directors under circumstances specified under law, the Articles of Incorporation or these Bylaws.

Section 11 - No Shareholder Action by Written Consent

Subject to the rights of the holders of any series of preferred stock with respect to such series of preferred stock, any action required or permitted to be taken by the shareholders of the Corporation must be effected at an annual or special meeting of shareholders of the Corporation and may not be effected by any consent in writing by such shareholders.

ARTICLE III.

BOARD OF DIRECTORS

Section 1 - Number; Method of Election; Terms of Office; Qualification and Removal

The business and affairs of the Corporation shall be managed by the Board of Directors. The number of directors of the Corporation shall be not less than one (1) nor more than eleven (11), the exact number to be determined from time to time by resolution of the Board of Directors adopted by a majority of the directors then in office.

The Board of Directors shall be divided into three classes as nearly equal in number as possible with staggered three-year terms, the term in office of the members of one class to expire at each annual meeting of shareholders of the Corporation.

During the intervals between annual meetings of shareholders, any vacancy in the Board of Directors caused by resignation, removal, death, or other incapacity may be filled by a majority vote of the directors then in office, though less than a quorum of the Board. A directorship to be filled because of a vacancy may be filled by the Board for a term of office continuing only until the next election of the class of directors in which the vacancy occurred. When the number of directors is changed, any newly created directorships or any decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as possible. No decrease in the number of authorized directors constituting the Whole Board of Directors shall shorten the term of any incumbent director.

Any director may be removed from office as a director at any time, but only for cause, by the affirmative vote of shareholders holding a majority of the outstanding shares of Common Stock of the Corporation entitled to vote for the election of directors at a meeting of the shareholders called for that purpose.

If for any reason the annual meeting of shareholders shall not be held at the time appointed by these Bylaws, the directors shall cause a meeting to be held for the election of the directors as soon thereafter as conveniently may be, and the directors then in office who are nominees for reelection or for whom successors are to be elected shall continue in office until such election shall have been held and until their reelection or their successors have been duly elected and qualified.

Section 2 - Meetings

The Board of Directors may hold its meetings and have an office and keep the books of the Corporation, except as otherwise provided by applicable law or these Bylaws, in such place or places within or without the State of Michigan as the Board may from time to time determine.

The Board of Directors may in its discretion provide for regular meetings of the Board. Notice of regular meetings need not be given. Special meetings of the Board shall be held whenever called by direction of the Chairman of the Board or the President or any two of the directors for the time being in office. The Secretary shall give notice of a special meeting by mailing same at least three days, or by delivering personally or by overnight mail or courier service, or by telegraphing the same at least one day, or by telephoning or delivering by facsimile transmission or electronic mail at least twelve hours, before the meeting to each director, but such notice may be waived by any director. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

A meeting may be held without notice, and any business may be transacted thereat, if every director shall be present, or if those not present waive notice of the meeting in accordance with Article VI of these Bylaws. No notice of any adjourned meeting need be given.

Section 3 - Quorum and Actions of the Board of Directors

Except as provided in Section 6 of this Article III of these Bylaws, a majority of the Board of Directors shall constitute a quorum for the transaction of business, and the acts of a majority of the directors present at a meeting at which a quorum is present shall be the acts of the Board of Directors; but if there be less than a quorum at any meeting of the Board, a majority of those present may adjourn the meeting from time to time. The directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough directors to leave less than a quorum.

A member of the Board may participate in any meeting of the Board by means of conference telephone or similar communications equipment by means of which all persons may participate in the meeting, and participation in a meeting by such means shall constitute presence in person at such meeting.

Section 4 - Committees

The Board of Directors may designate from among its members such committees as it may deem appropriate from time to time, and such committees shall exercise the authority delegated to them. The Board may delegate to any committee, but not more than one committee, the power and authority to declare a distribution or dividend upon any outstanding class or series of capital stock of the Corporation, and the Board may delegate to the same or any other committee, but not more than one committee, the power and authority to authorize the issuance of shares of any class or series of capital stock of the Corporation.

Section 5 - Quorum and Action of a Committee

Except as provided in Section 6 of this Article III of these Bylaws, a majority of any committee of the Board of Directors shall constitute a quorum for the transaction of business, and the acts of a majority of the committee members present at a meeting at which a quorum is present shall be the acts of the committee; but if there be less than a quorum at any meeting of a committee, a majority of those present may adjourn the meeting from time to time. The members of a committee present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough committee members to leave less than a quorum.

A majority, or the chairperson, of any committee may fix the time and place of its meeting, unless the Board shall otherwise provide. Notice of meetings of a committee shall be given to each member of the committee in the manner provided for in the second paragraph of Section 2 of this Article III of these Bylaws.

In the absence or disqualification of a member of a committee, the remaining members thereof present at a meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of such absent or disqualified member.

A member of a committee of the Board of Directors may participate in any meeting of the committee by means of conference telephone or similar communication equipment by means of which all persons may participate in the meeting, and participation in a meeting by such means shall constitute presence in person at such meeting.

Section 6 - Action by Unanimous Written Consent

Any action required or permitted to be taken at any meeting of the Board of Directors or a committee thereof may be taken without a meeting if, before the action, all members of the Board or of the committee consent thereto in writing. The written consents shall be filed with the minutes of the proceedings of the Board or committee. The consent shall have the same effect as a vote of the Board or committee for all purposes.

Section 7 - Compensation of the Board of Directors

Directors, unless employed by and receiving a salary from the Corporation, shall receive such compensation for serving on the Board and for attending meetings of the Board and any committee thereof as may be fixed by the Board. Directors shall be reimbursed their reasonable expenses incurred while engaged in the business of the Corporation.

ARTICLE IV.

OFFICERS OF THE CORPORATION

Section 1 - Selection and Removal

The Board of Directors shall annually elect a President, a Secretary, and a Treasurer. All of these officers, except the Secretary, are required to be regular full-time employees of the Corporation. The Board of Directors may also elect one or more Vice Presidents including Senior Vice Presidents or Executive Vice Presidents, one or more Assistant Secretaries and one or more Assistant Treasurers. No one of these officers needs to be a director. Any two of the above offices except those of (a) President and Vice President, (b) Secretary and Assistant Secretary or (c) Treasurer and Assistant Treasurer may be held by the same person; but no officer shall execute, acknowledge, or verify any instrument in more than one capacity.

An officer shall hold office for the term of one year and until his or her successor shall have been elected or appointed and qualified, or until resignation or removal.

Any officer may be removed by the Board of Directors with or without cause.

The Board of Directors may fill any vacancies in any offices occurring for whatever reason.

The Board is authorized from time to time to elect or appoint one of its members as Chairman of the Board or Vice Chairman of the Board and such person or persons shall perform such duties as shall be prescribed by these Bylaws or by the Board of Directors from time to time.

Section 2 - Powers and Duties of the President

Subject to the direction of the Board of Directors, the President shall be the chief executive officer in general charge of the business and affairs of the Corporation, shall have control over the general operations of the Corporation and shall establish and implement its corporate policies. He or she shall have supervisory power and authority over all officers and agents elected or appointed by the Board of Directors of the Corporation and over the employment, appointment, functions, duties, removal or discharge of all other employees and agents of the Corporation.

The President shall perform such other duties as may be delegated to him or her from time to time by the Board of Directors. The President may delegate any of his or her powers or functions to any officer of the Corporation.

The President shall at least once in each year cause a true statement of the operations and properties of the Corporation for the preceding fiscal year to be made and to be communicated or distributed to each shareholder thereof within four months after the end of the preceding fiscal year.

In the event of the absence or inability to act of the Chairman of the Board, the President, in addition to his or her powers and duties as President, shall have the powers and perform the duties of the office of the Chairman of the Board.

Section 3 - Powers and Duties of Vice Presidents

The Vice Presidents shall perform any such duties as may from time to time be assigned to them by the Board of Directors or the President.

Section 4 - Powers and Duties of Secretary

The Secretary or an Assistant Secretary shall record the proceedings of all meetings of the Board of Directors and of the shareholders, in books kept for that purpose. The Secretary shall be the custodian of the corporate seal, and he or she or an Assistant Secretary shall affix the same to and countersign papers requiring such acts. The Secretary and the Assistant Secretaries shall perform such other duties as may be required by the Board of Directors, the President, or a designated Vice President.

Section 5 - Powers and Duties of Treasurer

The Treasurer and Assistant Treasurers shall have care and custody of all funds of the Corporation and disburse and administer the same under the direction of the Board of Directors, the President, or a designated Vice President, and shall perform such other duties as the Board of Directors, the President, or a designated Vice President may assign to them.

Section 6 - Voting Shares of Other Corporations

Unless otherwise ordered by the Board of Directors, the President or such proxy as he or she may appoint, shall vote all shares which the Corporation may own in another corporation, and if solicited, shall consent in writing, in the name of the Corporation as such holder, to or against any action by such other corporation, and if the officer himself or herself is not so voting or consenting, the officer appointing such proxy may instruct such proxy as to the manner of casting such votes or giving such consent, and may execute or cause to be executed in the name and on behalf of the Corporation and holder its corporate seal or otherwise, all such written proxies or other instruments as such officer may deem necessary or proper in the premises.

Section 7 - Execution of Instruments

The President or a Vice President or such other officer from time to time delegated by the Board of Directors is authorized to sign and the Secretary or an Assistant Secretary to attest under the corporate seal, on behalf of the Corporation, contracts and other instruments in writing, including bonds and other obligations required in legal proceedings, surety and indemnifying bond, required in the conduct of the business of the corporation, papers required by the applicable laws of any state with respect to the right to conduct business in such state, and reports required by the applicable laws of the United States or any state, territory, or foreign country.

Section 8 - Officers Appointed by the President

The President may appoint such officers, other than those that shall be elected by the Board of Directors pursuant to Section 1 of this Article IV of these Bylaws, and such agents as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers and agents shall have such duties and shall hold their offices for such terms as may be provided by the Board of Directors or any committee thereof or the President, as the case may be. Any such officer or agent appointed by the President may be removed by the President with or without cause. The President may fill any vacancies in any office appointed by the President occurring for whatever reason.

Section 9 - Delegation

Subject to any restrictions imposed by the Board of Directors, the President and/or any Vice President of the Corporation may delegate contractual powers to others under his or her jurisdiction, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

ARTICLE V.

CAPITAL STOCK

Section 1 - Certificates of Stock

The shares of capital stock of the Corporation may be either certificated shares or uncertificated shares or a combination thereof. A resolution approved by a majority of the Board of Directors may provide that some or all of any or all classes and series of the shares of the Corporation’s capital stock will be uncertificated shares. Every owner of certificated shares of the Corporation shall be entitled to have a certificate of stock signed by or in the name of the Corporation by the Chairman of the Board, the President, or a Vice President and the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation, and such signatures may be facsimiles, sealed with the Corporation’s seal, certifying the number and class of shares represented by such certificate, and where such certificate is countersigned by a transfer agent or registered by a registrar other than the Corporation itself or its employee, the signatures of the officers may be facsimiles. In case any officer who shall have signed or whose facsimile signature shall have been placed upon a certificate shall cease to be such officer, whether because of death, resignation or otherwise, before such certificate shall have been issued by the Corporation, such certificate may nevertheless be issued by the Corporation with the same effect as if such person were such officer at the date of issue. If the Corporation is authorized to issue shares of more than one class of stock, each certificate shall state on its face or back that the Corporation will furnish a shareholder upon request and without charge a full statement of the designation, relative rights, preferences and limitations of the shares of each class to be issued, and if the Corporation is authorized to issue any class of shares in a series, the designation, relative rights, preferences and limitations of each series so far as the same have been prescribed and the authority of the Board to designate and prescribe the relative rights, preferences and limitations of other series.

Section 2 - Transfers of Shares

Transfers of shares of capital stock of the Corporation shall be made by the Corporation or the transfer agent of the Corporation after receipt of a request from the record holder of such capital stock, or from an attorney lawfully constituted in writing, with proper evidence of succession, assignment or authority to transfer and, in the case of stock represented by a certificate, upon surrender of the certificate duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer. The person in whose name shares of stock stand on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation.

Section 3 - Lost, Stolen, or Destroyed Certificates

The Corporation or the transfer agent of the Corporation may approve issuance of replacement stock certificates upon presentation of such documentation and obligation bond(s), if any, as such officer, in his or her discretion, shall deem adequate for the protection of the corporation.

Section 4 - Transfer Agent and Registrar; Regulations

The Corporation shall, if and whenever the Board of Directors shall so determine, maintain one or more transfer offices or agencies, each in charge of a transfer agent designated by the Board of Directors, where the shares of the capital stock of the Corporation shall be directly transferable, or a transfer clerk to act on behalf of the Corporation in connection with such transfers, and also one or more registry offices, each in charge of a registrar designated by the Board of Directors, where such shares of stock shall be registered; and no certificate for shares of the capital stock of the Corporation in respect of which a transfer agent or transfer clerk and registrar shall have been designated shall be valid unless countersigned by such transfer agent or transfer clerk and registered by such registrar, and such signature may be a facsimile. The Board of Directors may also make such additional rules and regulations as it may deem expedient concerning the issue, transfer, and registration of certificates for shares of the capital stock of the Corporation.

Section 5 - Fixing of Record Date

For the purpose of determining (a) shareholders entitled to notice of and to vote at a meeting of shareholders, (b) shareholders entitled to receive payment of any dividend, or (c) shareholders for any other purpose, the Board of Directors may fix, in advance, a date as the record date for any such determination, such date in the case of a meeting to be not more than 60 nor less than 10 days before the date of the meeting and in any other case to be not more than 60 days before the date of the action to be taken.

If a record date is not fixed, (a) the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be the close of business on the day next preceding the day on which notice is given and (b) the record date for determining shareholders for any other purpose shall be the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment thereof unless the Board of Directors fixes a new record date for the adjourned meeting.

ARTICLE VI.

WAIVER OF NOTICE

Notice of the time, place, and purpose of any meeting of the Board of Directors, a committee thereof, or shareholders may be waived by telegram, radiogram, cablegram, facsimile transmission or other writing by those not present, and entitled to vote thereat, either before or after the holding thereof.

ARTICLE VII.

INDEMNIFICATION AND INSURANCE

Section 1 - Right to Indemnification and Advance Payment of Expenses a Contract Right

All rights to indemnification and payment of expenses in advance of the final disposition of any action, suit or proceeding conferred by Article IX of the Corporation’s Amended and Restated Articles of Incorporation and this Article VII of these Bylaws shall be a contract right inuring to the benefit of (i) the person conferred such rights to indemnification and advance payment of expenses by Article IX of the Corporation’s Amended and Restated Articles of Incorporation and this Article VII of these Bylaws, and (ii) such person’s heirs, executors and administrators.

Section 2 - Advance Payment of Expenses

The Corporation shall pay and/or reimburse (as applicable) the reasonable expenses incurred by a director or officer or a former director or officer, or other person designated as entitled to indemnification and/or advance payment of expenses under Article IX of the Corporation’s Amended and Restated Articles of Incorporation and/or this Article VII of these Bylaws, who is a party or threatened to be made a party to an action, suit or proceeding in advance of final disposition of the action, suit or proceeding. Such advance payment of expenses shall be made upon satisfaction of the following (to the extent required by the Business Corporation Act of the State of Michigan):

(1) the person seeking advance payment of expenses furnishes the Corporation a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct set forth in Article IX of the Corporation’s Amended and Restated Articles of Incorporation entitling such person to indemnification;

(2) the person seeking advance payment of expenses furnishes the Corporation a written undertaking, executed personally or on his or her own behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct set forth in Article IX of the Corporation’s Amended and Restated Articles of Incorporation entitling such person to indemnification;

(3) a determination is made that the facts then known to those making the determination as to the entitlement to advance payment of expenses would not preclude indemnification under Article IX of the Corporation’s Amended and Restated Articles of incorporation.

The determinations and evaluations under this Section 2 of this Article VII of these Bylaws shall be made in the applicable manner specified in Article IX of the Corporation’s Amended and Restated Articles of Incorporation and this Article VII of these Bylaws or, if the person seeking advance payment of expenses is party to an indemnification agreement with the

Corporation (or any of its subsidiaries), in the applicable manner (if any) specified in such agreement.

Section 3 - Claim of Indemnification and Advance Payment of Expenses

In the event a claimant shall submit to the Corporation a written request for indemnification and/or advance payment of expenses pursuant to Article IX of the Corporation’s Amended and Restated Articles of Incorporation and this Article VII of these Bylaws and there shall have occurred within two years prior to the date of the commencement of the action, suit or proceeding for which indemnification and/or advance payment of expenses is claimed a Change of Control (as hereinafter defined), determination of entitlement to indemnification and/or advance payment of expenses is to be made by Independent Counsel (as hereinafter defined) selected by the claimant unless the claimant shall request that such selection be made by the Board of Directors. If it is so determined that the claimant is entitled to indemnification and/or advance payment of expenses, payment to the claimant shall be made within 10 days after such determination.

Section 4 - Enforcement of Right to Indemnification and Advance Payment of Expenses

If a claim for indemnification and/or advance payment of expenses under Article IX of the Corporation’s Amended and Restated Articles of Incorporation and/or this Article VII of these Bylaws is not paid in full by the Corporation within thirty days after a written claim requesting such payment has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the Business Corporation Act of the State of Michigan for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, Independent Counsel or shareholders) to have made a determination prior to the commencement of such action that indemnification and/or advance payment of the expenses of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Business Corporation Act of the State of Michigan, nor an actual determination by the Corporation (including its Board of Directors, Independent Counsel or shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 5 - Determination of Entitlement to Indemnification and/or Advance Payment of Expenses

If a determination shall have been made pursuant to Article IX of the Corporation’s Amended and Restated Articles of Incorporation or Section 3 of this Article VII of these Bylaws that the claimant is entitled to indemnification and/or advance payment of expenses, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to Section 4 of this Article VII of these Bylaws.

Section 6 - Procedures Not to be Contested

The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to Section 4 of this Article VII of these Bylaws that the procedures and presumptions of Article IX of the Corporation’s Amended and Restated Articles of Incorporation and/or this Article VII of these Bylaws are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of Article IX of the Corporation’s Amended and Restated Articles of Incorporation and this Article VII of these Bylaws.

Section 7 - No Retroactive Effect of Amendments

No repeal or modification of Article IX of the Corporation’s Amended and Restated Articles of Incorporation and/or of this Article VII of these Bylaws shall in any way diminish or adversely affect the rights of any present, former or future director, officer, employee or agent of the Corporation hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

Section 8 - Severability

If any provision or provisions of this Article VII of these Bylaws shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality, and enforceability of the remaining provisions of this Article VII of these Bylaws (including, without limitation, each portion of any section of this Article VII of these Bylaws containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Article VII of these Bylaws (including, without limitation, each such portion of any section of this Article VII of these Bylaws containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Section 9 - Definitions

For purposes of this Article VII of these Bylaws:

(A)	“Change of Control” means:

(1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Corporation (the “Outstanding Corporation Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that for purposes of this Section 9(A)(1) of this Article VII of these Bylaws, the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Corporation, (ii) any acquisition by the Corporation, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any other Corporation controlled by the Corporation or (iv) any acquisition by any other Corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of Section 9(A)(3) of this Article VII of these Bylaws; or

(2) Individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

(3) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Corporation resulting from such Business Combination (including, without limitation, another corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Corporation Common Stock and Outstanding Corporation Voting

Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

(4) Approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.

(B)	“Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporation law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant’s rights under this Section 9 of this Article VII of these Bylaws.

Section 10 - Notices

Any notice, request or other communication required or permitted to be given to the Corporation under Article IX of the Corporation’s Amended and Restated Articles of Incorporation or under this Article VII of these Bylaws shall be in writing and either delivered in person or sent by telegram or facsimile transmission, or overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary.

ARTICLE VIII.

CONTROL SHARE ACQUISITIONS STATUTE

Pursuant to Section 794 of the Business Corporation Act of the State of Michigan (Mich. Comp. Laws Ann. § 450.1794 (West 1995)), the Corporation expressly elects that Chapter 7B, such chapter being that commonly entitled “Control Share Acquisitions Statute” and comprised of Sections 790 trough 799, of the Business Corporation Act of the State of Michigan (Mich. Comp. Laws Ann. §§ 450.1790 to 450.1799 (West 1995)), shall not apply to control share acquisitions of shares of the Corporation; and the phrase “control share acquisitions” having the meaning ascribed thereto in Section 791 of the Business Corporation Act of the State of Michigan (Mich. Comp. Laws Ann. § 450.1791 (West 1995)).

ARTICLE IX.

MISCELLANEOUS PROVISIONS

Section 1 - Fiscal Year

The fiscal year of the Corporation shall be the 52 or 53-week period that ends on the Saturday closest to each June 30.

Section 2 - Reliance Upon Records

In discharging his or her duties, a director or an officer, when acting in good faith, may rely upon the opinion of counsel for the Corporation, upon the report of an independent appraiser selected with reasonable care by the Board, or upon financial statements of the Corporation represented to him or her to be correct by the President or the officer of the Corporation having charge of its books of account, or stated in a written report by an independent or certified public accountant or firm of such accountants fairly to reflect the financial condition of the Corporation.

Section 3 - Checks

All checks, drafts or orders for the payment of money and all notes and acceptances shall be signed by such officer(s) or agent(s) or both as the Board of Directors may from time to time designate. No check, draft, or note shall be signed in blank.

ARTICLE X.

AMENDMENTS

To the extent not in conflict or inconsistent with the Articles of Incorporation of the Corporation, as amended, these Bylaws may be amended or repealed or new Bylaws may be adopted by a majority of the Board of Directors then in office. So long as the shareholders of the Corporation shall be empowered by applicable law to adopt, amend or repeal bylaws for the Corporation or adopt any provision inconsistent herewith, such action may only be taken by the shareholders by the favorable vote of the holders of not less than eighty percent (80%) of the issued and outstanding shares of the common stock of the Corporation unless such action has first been recommended by the favorable vote of at least a majority of the Whole Board of Directors.